Exhibit 10.cc

PERSONAL & CONFIDENTIAL
* Polaris Industries, Inc. is an equal opportunity employer

12/29/2011

Steve Eastman

Dear Steve,

As discussed, I am pleased to confirm our offer of employment as Vice President, Parts, Garments and Accessories for Polaris. You will receive the following compensation and benefits package:

Title:	Vice President, Parts, Garments and Accessories

Employment Level:	B2

Function:	Administration/Mgmt

Location:	Medina, MN

Starting Date:	2/6/2012

Reporting To:	Bennett Morgan

Salary:	$ 280,000 (Gross annual wage paid bi-weekly)

Your salary will be reviewed annually, subject to the approval of the Board of Directors.

Signing Bonus:	You will also receive a $ 100,000 (gross) lump sum bonus to be paid within three weeks of your start date.

In the event of your voluntary termination of employment within twenty-four (24) months after receiving the above compensation, in signing this letter you agree to immediately reimburse the Company this signing bonus on a prorated basis.

Cash Incentive:	You will be a “B2” Level Officer under the terms of our Senior Executive Annual Incentive Plan with a target of 65% of annual eligible wages paid. Your 2012 profit sharing payout will be made in March 2013 when other company profit sharing payouts are made. These awards are discretionary and based on company operating results and your individual performance. Please refer to the performance threshold matrix for details.

Polaris will guarantee you minimum profit sharing of 65% of your annual base salary to be paid in March 2013.

For eligible employees whose employment is terminated prior to the profit sharing payout, the above profit sharing guarantee becomes invalid and the profit sharing amount and whether it is paid is subject to management discretion in accordance with the Polaris Profit Sharing Policy.

Stock Options:	You will be eligible for stock option awards on an annual basis consistent with other similarly situated executives, subject to performance.

Contingent upon your start, 30,000 Stock Options will be awarded to you within a month. 50% of the options have a 2 -year cliff vesting schedule and a 10-year exercise term from the date of grant. The remaining 50% options have a 4year cliff vesting schedule and a 10-year exercise term from the date of the grant. You will be receiving official stock documents with detailed information.

Restricted Stock:	You will be granted 6,000 shares of Polaris Restricted Stock. The shares will vest 4 years from the grant date which will be your start date. The shares will have performance targets, achieved in year 3 of the agreement. This award will be granted as soon as practical after your start date.

Long Term Incentive Plan:	You will be eligible for the Long Term Incentive Plan with a target of 65% of annual salary. Your participation in the plan cycle will cover the performance period starting in January 2012 and will be prorated based on your start date. Actual participation is subject to Compensation Committee discretion and is determined annually. Cash payouts are based on company performance against pre-determined goals and individual performance over a three year period.

Benefits & Perquisites:	You will participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change by the Compensation Committee and at present include medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation, and a country club membership (tax-gross-ups are not provided for club initiation and dues, tax, estate and financial planning). Additionally, you will have the use of Polaris’ products in accordance with Polaris’ guidelines. You will also be eligible for an annual physical examination at the Mayo Clinic paid for by Polaris. A summary of current benefits is included.

Severance Agreement:	After your start date, Polaris will enter into a Severance Agreement with you.

Next Salary Review Date:	One year based on performance.

For clarification and protection of both you and the Company, this letter represents the sole agreement between you and Polaris. It, including any brochures provided to you, may be amended by the Company in the future. It constitutes and expresses the entire agreement regarding your employment. In the event of any inconsistency or conflict between terms of this letter and any information in any of those brochures, the terms of this letter will apply.

By agreeing to this offer, you certify that you are not subject to the provisions of a non-competition agreement which would prohibit you from seeking or accepting employment at Polaris.

This offer remains contingent upon verification of employment eligibility pursuant to regulations issued under the Immigration Reform and Control Act of 1986, satisfactory completion of the drug and alcohol test paid by Polaris and successful verification of your background check. Please contact EMSI (Examination Mgmt. Services Inc.) at (866) 236-3674, within 48 hours, to make arrangements for the test.

If you accept this offer, you will need to provide Polaris with I-9 identification on your first day for employment eligibility verification. This identification may include a passport or driver’s license and social security card.

We believe Polaris is a vibrant, energized, progressive company positioned for strong growth and success well into the future, and we are confident your participation will help us become the best team in the power sports industry. If you agree to this offer, which remains in effect through 1/6/2012, please sign and return one copy to Jim Williams, VP, Human Resources to confidential fax number (763) 542-2069.

Steve, we believe you will continue to have a huge impact to the success of our business and look forward to your continued contributions in that effort through this new position. If you agree to this offer, please sign and return one copy to Jim Williams, Vice President of Human Resources.

Sincerely,

/s/ BJ Morgan

Bennett Morgan

President and Chief Operating Officer

I hereby accept the above offer of employment.

Signed:	/s/ Steve Eastman	Date:	1/1/2012
Steve Eastman